UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2026

Expion360 Inc.

(Exact name of Registrant as specified in its charter)

Nevada	001-41347	81-2701049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2025 SW Deerhound Avenue

Redmond, OR 97756

(Address of principal executive offices and zip code)

(541) 797-6714

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPON	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On July 29, 2026, Shawna Bowin, the Chief Financial Officer of Expion360 Inc. (the “Company”), notified the board of directors of the Company that she is resigning from her role as Chief Financial Officer due to personal reasons. Ms. Bowin has agreed to continue serving in her current position to assist with the orderly transition of her roles and responsibilities through approximately October 31, 2026. The Company has commenced a search for a new Chief Financial Officer.

Item 8.01.	Other Events.

The Company confirms it has regained compliance with Nasdaq Listing Rule 5550(a)(2) and that its common stock, par value $0.001 per share (the “Common Stock”), continues to be listed and traded on The Nasdaq Capital Market.

As previously disclosed, on January 29, 2026, the Company received a staff determination from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) stating that the bid price of its Common Stock had closed below the $1.00 minimum required by Nasdaq Listing Rule 5550(a)(2) for the prior 30 consecutive trading days (the “Minimum Bid Price Requirement”).

As of August 3, 2026, the Common Stock had closed above $1.00 per share for ten consecutive trading days. As a result, on August 4, 2026, the Company received a letter from the Nasdaq Office of General Counsel advising that the Company had regained compliance with the Minimum Bid Price Requirement, and that the Company was therefore in compliance with Nasdaq’s listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2026	By:	/s/ Joseph Hammer
	Name:	Joseph Hammer
	Title:	Chief Executive Officer and Chairman of the Board of Directors